Exhibit 99.1

Univest Corporation of Pennsylvania to Acquire Fox Chase Bancorp

Souderton, PA, December 8, 2015 - Univest Corporation of Pennsylvania (NASDAQ: UVSP, “Univest”), the parent company of Univest Bank and Trust Co. (“Univest Bank”), and Fox Chase Bancorp, Inc. (NASDAQ: FXCB, “Fox Chase”), parent company of Fox Chase Bank, announced today that they have entered into a definitive merger agreement (the “Merger Agreement”) pursuant to which Fox Chase will be merged with and into Univest in a cash and stock transaction with an aggregate value of approximately $244.3 million. Fox Chase had approximately $1.1 billion in assets, $739.5 million in loans, and $717.7 million in deposits at September 30, 2015. Fox Chase’s main office is in Hatboro, Pennsylvania and operates an additional nine full-service banking offices in Pennsylvania and New Jersey.

Under the terms of the Merger Agreement, Fox Chase shareholders will elect to receive either $21.00 in cash, or a fixed exchange ratio of 0.9731 shares of Univest, or a combination of the two, for outstanding shares of Fox Chase. The stock/cash election is subject to allocation provisions to assure that 40% of Fox Chase shares receive cash consideration and 60% of Fox Chase shares receive stock consideration.

Upon completion, Univest Bank’s presence will expand in Bucks, Chester, Philadelphia and Montgomery counties as seven of Fox Chase’s locations complement Univest’s existing network of financial centers. Univest Bank currently operates 29 financial centers in the Philadelphia region and has plans to expand its network to 30 offices in early 2016 with the opening of its Fairmount, Philadelphia location.

“This has been one of the biggest years for bank acquisitions since the financial crisis and Univest is pleased to be able to be an acquirer of choice, well positioned to expand our franchise with a highly respected and strong performing institution like Fox Chase Bank,” said Jeffrey M. Schweitzer, President and Chief Executive Officer of Univest. “Since 1867, Fox Chase has been focused on providing quality banking solutions to its local communities. We are two, established, long-term players in this market. Together, we look forward to building on our traditions, evolving the business through our joint financial expertise, introducing Univest’s comprehensive financial solutions to a wider community and providing a broader array of services to Fox Chase’s long-standing relationships.”

As part of the transaction, Thomas M. Petro, President and Chief Executive Officer of Fox Chase will be named to the Univest Board. Two additional members of Fox Chase’s board will also join the Univest Board. Upon closing, Roger Deacon, Executive Vice President and Chief Financial Officer of Fox Chase will join Univest as Senior Executive Vice President and Chief Financial Officer for Univest and Univest Bank. This position was open after Univest appointed its current CFO, Michael S. Keim to President of Univest Bank in October. Mike Fitzgerald, Fox Chase’s Chief Lending Officer, will also join Univest Bank upon closing as Market President, Commercial Banking and continue to manage the Fox Chase commercial lending team.

“We are excited to join a premier institution like Univest. This combination of two regional community banks into the ninth largest bank by deposits headquartered in Pennsylvania will undoubtedly provide many benefits to our employees, customers, shareholders and communities,” said Petro. “Univest is a progressive financial institution that is committed to delivering exceptional service, providing comprehensive financial solutions and supporting the communities it serves. We are confident that our customers will receive the same high quality experience from Univest that they have come to expect from Fox Chase Bank.”

After the transaction is completed, Univest will have approximately $4.0 billion in assets, $2.9 billion in loans, and $3.0 billion in deposits. The transaction is anticipated to be accretive to Univest’s earnings per share in the first combined year of operations, excluding one-time transaction costs, with earnings accretion of approximately 7% in 2017. Tangible book value dilution is recovered in less than five years, and the internal rate of return for the transaction is approximately 16%.

The Merger Agreement has been unanimously approved by the Boards of Directors of Univest, Univest Bank, and Fox Chase and Fox Chase Bank and is subject to approval by the shareholders of both companies, as well as their regulatory authorities. The transaction is expected to close in the third quarter of 2016.

Griffin Financial Group, LLC served as financial advisor to Univest and provided a fairness opinion to the Univest Board of Directors, and Stevens & Lee, P.C. served as Univest’s legal counsel. Piper Jaffray & Co. served as financial advisor and provided a fairness opinion to the Fox Chase Board of Directors, and Luse Gorman, PC served as Fox Chase’s legal counsel.

Univest and Fox Chase will jointly host a conference call to discuss the transaction on Wednesday, December 9, 2015 at 9:00 a.m. EST. The general public can access the call by dialing 877-507-3275. A replay of the conference call will be available through January 8, 2016 by dialing 877-344-7529; use Conference ID: 10077384. Participants may preregister at http://dpregister.com/10077384. The full presentation can also be viewed at https://www.snl.com/IRWebLinkX/GenPage.aspx?IID=100671&GKP=1073750911.

About Univest:
Univest Corporation of Pennsylvania (UVSP), including its wholly-owned subsidiary, Univest Bank and Trust Co., had $2.9 billion in assets and $3.0 billion in assets under management and supervision through its Wealth Management lines of business as of September 30, 2015. Headquartered in Souderton, Pa. and founded in 1876, the Corporation and its subsidiaries provide a full range of financial solutions for individuals, businesses, municipalities and nonprofit organizations in the Mid-Atlantic Region. Univest delivers these services through a network of 40 offices in southeastern Pennsylvania extending to the Lehigh Valley, Maryland and online at www.univest.net.

About Fox Chase:
Fox Chase Bancorp, Inc. is the stock holding company of Fox Chase Bank. The Bank is a Pennsylvania state-chartered savings bank originally established in 1867.  The Bank offers traditional banking services and products from its main office in Hatboro, Pennsylvania and nine branch offices in Bucks, Montgomery, Chester and Philadelphia Counties in Pennsylvania and Atlantic and Cape May Counties in New Jersey.  For more information, please visit the Bank’s website at www.foxchasebank.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to Univest and Fox Chase, or other effects of the proposed merger on Univest and Fox Chase. Forward- looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements are made only as of the date of this press release, and neither Univest nor Fox Chase undertakes any obligation to update any forward-looking statements contained in this press release to reflect events or conditions after the date hereof. Actual results may differ materially from those described in any such forward-looking statements.

In addition to factors previously disclosed in the reports filed by Univest and Fox Chase with the U.S. Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: the ability to obtain regulatory approvals and satisfy other closing conditions to the merger, including approval by shareholders of Univest and Fox Chase; the timing of closing the merger; difficulties and delays in integrating the business or fully realizing cost savings and other benefits; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of products and services; customer borrowing, repayment, investment and deposit practices; competitive conditions; economic conditions, including downturns in the local, regional or national economies; the impact, extent and timing of technological changes; changes in accounting policies or practices; changes in laws and regulations; and other actions of the Federal Reserve Board and other legislative and regulatory actions and reforms.

Important Additional Information and Where to Find It
Univest intends to file with the SEC a Registration Statement on Form S-4 relating to the proposed merger, which will include a prospectus for the offer and sale of Univest common stock as well as the joint proxy statement of Fox Chase and Univest for the solicitation of proxies from their shareholders for use at the meetings at which the merger will be considered. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF UNIVEST AND FOX CHASE ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT-PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the joint proxy statement-prospectus, as well as other filings containing information about Univest and Fox Chase, may be obtained at the SEC's website at http://www.sec.gov. In addition, copies of the joint proxy statement-prospectus can also be obtained free of charge by directing a request to Univest Corporation of Pennsylvania, Univest Plaza, 14 North Main Street, Souderton, PA 18964, attention: Corporate Secretary (215.721.8397), or from the “Investor Relations” section of Univest’s web site at http://www.univest.net; or to Fox Chase Bancorp, Inc., 4390 Davisville Road, Hatboro, Pennsylvania 19040, attention: Roger S. Deacon, (telephone 215-775-1435).

Univest, Fox Chase, and certain of their directors and executive officers may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from shareholders of Univest and Fox Chase in connection with the proposed merger. Information concerning the interests of the persons who may be considered "participants" in the solicitation will be set forth in the proxy statement-prospectus relating to the merger. Information concerning Univest’s directors and executive officers, including their ownership of Univest common stock, is set forth in its proxy statement previously filed with the SEC on March 19, 2015. Information concerning Fox Chase’s directors and executive officers, including their ownership of Fox Chase common stock, is set forth in its proxy statement previously filed with the SEC on April 10, 2015. Shareholders may obtain additional information regarding interests of such participants by reading the registration statement and the joint proxy statement-prospectus when they become available.

CONTACTS:

Univest Corporation of Pennsylvania:
Jeffrey M. Schweitzer, President & CEO, Univest Corporation
215-721-2458

Michael S. Keim, President, Univest Bank and Trust Co.
215-721-2511

Fox Chase Bancorp.
Thomas M. Petro, President & CEO
215-775-1400

Roger Deacon, Executive Vice President and CFO
215-775-1435